Exhibit 99.1

Ameriprise Financial, Inc.
Ameriprise Financial Center
Minneapolis, MN 55474

News Release

Ameriprise Financial Reports

Fourth Quarter and Full Year 2008 Results

$1.69 per share loss in the quarter driven by broad dislocation in financial markets

$0.80 core operating earnings per share in the quarter
excludes extraordinary market impacts

Business remains sound

Company maintains strong balance sheet fundamentals

MINNEAPOLIS — January 28, 2009 — The broad dislocation in financial markets in the fourth quarter of 2008 impacted Ameriprise Financial (NYSE:AMP) results. In the fourth quarter of 2008:

•                  The S&P 500 Index declined 23 percent,

•                  Credit spreads widened, as reflected in the 114 basis point increase in the Barclays U.S. Corporate Investment Grade Index and the 642 basis point increase in the Barclays High Yield Index,

•                  Short-term interest rates declined dramatically as the Fed Funds rate was reduced to 0-25 basis points, reflecting the severity of the economic environment,

•                  Volatility reached historic levels, and

•                  Investors increased cash positions, further eroding liquidity in the markets.

Management took the following actions in response to the accelerated market deterioration in the fourth quarter and expectations of continued market dislocation in 2009:

•                  Increased the discount rate, expected loss and severity rates used to value residential mortgage-backed securities (RMBS) and increased the expected default rates for high yield corporate credits, which resulted in the recognition of $420 million in pretax net realized investment losses, primarily from other than temporary impairments.

•                  Lowered future variable annuity and variable universal life profit expectations based on continued depreciation in contract values and historical equity market return patterns, which resulted in a $252 million pretax, non-cash charge in deferred acquisition costs (DAC) and deferred sales inducement costs (DSIC).

•                  Planned further reductions in 2009 expenses, which resulted in $79 million in pretax integration and restructuring charges.

In addition, the company recorded $63 million in expenses for variable annuity death and income benefits, as the decline in equity markets lowered underlying client account values below the guarantee level. The company also had $25 million in pretax expenses related to hedged variable annuity living benefits.

Management believes it has taken prudent actions in light of the current economic environment and recent trends.

As a result of market conditions and management actions, the company reported a $369 million net loss, or ($1.69) per share, in the fourth quarter of 2008. This compares to $255 million of net income, or $1.08 per share, in the prior-year period. Excluding these impacts, the company reported $176 million in core operating earnings, or $0.80 per share, in the fourth quarter of 2008. This compares to $262 million in core operating earnings, or $1.11 per share, in the fourth quarter of 2007. The decline in core operating earnings was primarily due to the impact of market depreciation on fee revenues and a shift in client behavior away from traditional activity, partially offset by expense reductions.

The company maintains strong balance sheet fundamentals, including a high-quality, diversified asset portfolio, excess capital and $6.2 billion in cash and cash equivalents. During 2008, the company deployed $0.8 billion in excess capital for acquisitions and $0.6 billion in share repurchases, ending the year with approximately $0.7 billion in excess capital, even after charges related to the extraordinary market dislocation. In addition, the company’s primary insurance subsidiary, RiverSource Life Insurance Company, ended 2008 with an estimated risk-based capital ratio in excess of 450 percent.

For the year, the company reported a net loss of $38 million, compared to net income of $814 million in 2007. Net loss per share was $0.17, down from net income per share of $3.39 in the prior year period. Excluding extraordinary market impacts and separation costs in 2007, core operating earnings for 2008 were $886 million, down 6 percent from the prior year. Core earnings per share were $3.94, up 1 percent from $3.91 per share in 2007.

“The deteriorating market and economic conditions in the fourth quarter had a significant impact on our results,” said Jim Cracchiolo, chairman and chief executive officer. “In response, we took prudent action to ensure the company is well positioned for the current environment. We continue to maintain strong liquidity and excess capital, even after making important all-cash acquisitions and returning capital to shareholders.

“Despite the difficult environment, our business is sound and we remain focused on executing our strategy. Our strong foundation puts us in a good position to manage the current environment and achieve our growth prospects as conditions improve.”

Fourth Quarter 2008 Summary

Management believes the exclusion of after-tax impacts due to the extraordinary dislocation in financial markets in the third and fourth quarters of 2008, and exclusion of after-tax separation costs and after-tax realized investment gains in 2007 best reflect the underlying performance of the business. For the non-GAAP presentation of after-tax amounts throughout this news release, the tax effect is calculated using the statutory tax rate of 35 percent.

Ameriprise Financial, Inc.
Fourth Quarter Summary

			%	Per Diluted Share			%
(in millions, unaudited)	2008	2007	Change	2008		2007	Change

Net income (loss)	$(369)	$255	NM	$(1.69	)(2)	$1.08	NM
Add: After-tax impacts:(1)
Investment (gains)/losses	273	(12)	NM	1.24		(0.05)	NM
Restructuring and integration charges	51	—	NM	0.24		—	NM
Other market dislocation impacts:
DAC and DSIC charges	164	—	NM	0.75		—	NM
Variable annuities	57	—	NM	0.26		—	NM
Separation costs	—	19	NM	—		0.08	NM
Core operating earnings, after-tax	$176	$262	(33)%	$0.80		$1.11	(28)%

Weighted average common shares outstanding:
Basic	218.5	231.4
Diluted	220.3	235.4

NM	Not Meaningful
(1)	For this non-GAAP presentation, after-tax is calculated using the statutory tax rate of 35%.
(2)	Diluted shares used in this calculation represent basic shares due to the net loss. Using actual diluted shares would result in anti-dilution.

The following after-tax items were excluded from core operating earnings in 2008:

•                  $273 million in net realized investment losses consisting of:

•                  $187 million in RMBS from an increase in the average discount rate of approximately 600 basis points in the methodology used to value impaired RMBS, as well as an increase in associated default and severity assumptions used to project collateral losses.

•                  $78 million in corporate credit other than temporary impairments and increased reserves, primarily for bank loans.

•                  $8 million in other investments.

•                  $51 million in previously announced integration and restructuring charges.

•                  The company expects the $39 million after-tax restructuring charge to generate over $80 million pretax in expense savings in 2009, with an annual run-rate savings of over $130 million pretax.

•                  The remaining $12 million after-tax amount represents the integration costs associated with the acquisitions. This amount is lower than originally stated primarily due to the favorable outcome of lease termination negotiations.

•                  $164 million in increased amortization of DAC and DSIC from lower period-ending account values and the use of historical equity market return assumptions for future periods, consisting of:

•                  $52 million from lower period-end account values.

•                  $112 million from unlocking future return assumptions based on historical equity market return patterns.

•                  $57 million from increased variable annuity benefits, consisting of:

•                  $41 million primarily from variable annuity death benefit expenses.

•                  $16 million of expenses from:

•                  $27 million after-tax benefit from variable annuity hedging related to the impact of credit spreads widening on the SFAS 157 valuation liability, partially offset by basis risk and underlying hedge ineffectiveness.

•                  $43 million after-tax expense from increased amortization of DAC and DSIC from lowering future credit spread assumptions.

Core operating earnings for the fourth quarter of 2008 were impacted by lower asset-based fees driven by equity market declines, lower net investment income as a result of historically low interest rates and client behavioral changes. The company estimates these impacts as follows:

•                  $95 million after-tax in reduced fees as the average value of the S&P 500 Index in the quarter was down 38 percent from the average in the prior-year quarter.

•                  $40 million after-tax in reduced net investment income due to historically low short-term interest rates and the company’s decision to maintain a large liquidity pool.

In addition, core operating earnings in the fourth quarter of 2008 included a $36 million pretax gain, or $23 million after-tax, from the sale of certain operating assets in asset management as part of ongoing re-engineering efforts, and a $19 million pretax gain, or $12 million after-tax, from repurchasing certain junior subordinated notes.

Excluded from 2007 core operating earnings were $12 million in after-tax realized net investment gains and $19 million after-tax in separation costs.

Fourth quarter 2007 core operating earnings included $44 million after-tax in revenues from unwinding a variable interest entity and $16 million after-tax in additional proceeds from the sale of the company’s defined contribution recordkeeping business.

The company has initiated an interim goodwill impairment analysis that it expects to complete in February 2009. If the company determines any portion of goodwill is impaired, it could recognize a material non-cash charge that would negatively impact GAAP earnings and earnings per share in the fourth quarter of 2008. This non-cash charge would not impact non-GAAP financial information presented in this news release, including excess capital and RiverSource Life Insurance Company’s estimated risk based capital ratio.

Liquidity and Balance Sheet

Management’s long-standing emphasis on risk-return decision making and prudent risk management has positioned the company well.

As of December 31, 2008, the company had strong balance sheet fundamentals:

Substantial liquidity

•                  Cash and cash equivalents were $6.2 billion, an increase from $4.0 billion at September 30, 2008, with $0.7 billion at the holding company level.

•                  The company has no debt maturities until November 15, 2010, maintains backup lines of credit at parent, subsidiary and mutual fund levels, and has no reliance on commercial paper, bank lines or other short-term institutional funding for liquidity.

Conservative capital management

•                  The company maintained approximately $0.7 billion in excess capital.

•                  RiverSource Life Insurance Company’s estimated risk-based capital ratio was in excess of 450 percent.

•                  The company will continue to utilize enterprise risk management capabilities and product hedging to anticipate and mitigate risk. The variable annuity hedging program was 95 percent effective in 2008, one of the most volatile periods on record.

High quality investment portfolio

•                  The company’s $22.9 billion available-for-sale portfolio is both well-diversified and high-quality.

•                  The $420 million in net realized losses in the quarter, primarily from other than temporary impairments represented 1.2 percent of the investment portfolio and consisted of:

•                  $287 million in realized losses from RMBS, primarily related to Alt-A mortgages. This loss was driven by increased historical and forecast defaults, a material increase in severity estimates above historical levels, and an approximately 600 basis point increase in the discount rate used to value the cash flows of these securities.

•                  $120 million in realized losses from corporate credits, including reserve increases primarily for bank loans. Further impacted by deterioration in the U.S. economy, these credits were mainly in the financial services and gaming sectors.

•                  $13 million in other securities.

•                  The company intends to hold the securities until maturity. As such, management believes it will likely recover a significant percentage of these impairments.

•                  Net unrealized losses were approximately $1.8 billion, or $1.2 billion after-tax, which represents 17 percent of shareholders’ equity, excluding accumulated other comprehensive income.

•                  Approximately 5 percent of the portfolio is rated below investment grade.

•                  The company’s $2.9 billion commercial mortgage loan portfolio had an average loan-to-value ratio of 53 percent and a debt service coverage ratio of over 1.8 times, and continued to perform well.

Conservative capital ratios

•                  The debt-to-capital ratio was 24.7 percent.

•                  The debt-to-capital ratio excluding non-recourse debt and with 75 percent equity credit for hybrid securities was 19.8 percent.

Additional detail on the company’s investment portfolio has been posted to its investor relations website at ir.ameriprise.com.

Fourth Quarter 2008 Highlights

•                  The company’s client base remained stable, with continued strong retention of 94 percent.

•                  Branded financial planning net cash sales increased 6 percent to $56 million in the quarter.

•                  Total financial advisors increased 6 percent to 12,486, reflecting the completion of the H&R Block Financial Advisors and Brecek & Young acquisitions, as well as improved employee advisor retention.

•                  Owned, managed and administered assets decreased 22 percent year-over-year to $372 billion as of December 31, 2008, reflecting the 38 percent decline in the S&P 500 Index over the same time period, partially offset by the addition of $37 billion in assets from the completion of the company’s acquisitions during the quarter. Net inflows in fixed annuities, variable annuities and certificates, were more than offset by net outflows in asset management and wrap products. The net inflows in fixed annuities in the fourth quarter of 2008 represented the first quarter of fixed annuity net inflows since the third quarter of 2003.

•                  Life insurance in-force grew to $192 billion, up 3 percent from the prior-year period.

•                  Ameriprise Auto & Home premiums increased 7 percent from the prior-year quarter with a 6 percent increase in policy counts.

•                  The company announced restructuring and integration charges, which are expected to reduce general and administrative expenses by over $80 million in 2009 with annual run-rate savings of over $130 million.

Ameriprise Financial, Inc.

Consolidated Income Statements

	Quarter Ended December 31,				2008
	2008		2007		Core
(in millions, unaudited)	GAAP Earnings	Core Operating Earnings(1)	GAAP Earnings	Core Operating Earnings(1)	vs. 2007 Core B/(W)*

Revenues
Management and financial advice fees	$607	$607	$930	$930	(35)%
Distribution fees	334	334	415	415	(20)
Net investment income	(28)	392	475	457	(14)
Premiums	282	282	271	271	4
Other revenues	202	202	228	228	(11)
Total revenues	1,397	1,817	2,319	2,301	(21)
Banking and deposit interest expense	47	47	59	59	20
Total net revenues	1,350	1,770	2,260	2,242	(21)

Expenses
Distribution expenses	417	417	527	527	21
Interest credited to fixed accounts	203	203	202	202	—
Benefits, claims, losses and settlement expenses	331	306	276	276	(11)
Amortization of deferred acquisition costs	395	80	164	164	51
Interest and debt expense	28	28	27	27	(4)
Separation costs	—	—	28	—	—
General and administrative expense	617	538	698	698	23
Total expenses	1,991	1,572	1,922	1,894	17
Pretax income (loss)	(641)	198	338	348	(43)
Income tax provision (benefit)	(272)	22	83	86	74

Net income (loss)	$(369)	$176	$255	$262	(33)%

*	B/(W) means the percent 2008 core operating earnings are either better than or worse than 2007 core operating earnings.
(1)	See page 14 for reconciliation of non-GAAP numbers.

Fourth Quarter 2008 Consolidated Results

The company reported a net loss of $369 million for the fourth quarter of 2008. Excluding $545 million of after-tax impacts from extraordinary market dislocation and management actions, core operating earnings declined 33 percent to $176 million, primarily from market-related impacts on fee revenue and client behavior.

Total net revenues declined 40 percent, or $910 million, to $1.4 billion, primarily due to declines in net investment income driven by market deterioration in the quarter. Excluding these impacts, core net revenues were $1.8 billion, down 21 percent from the prior-year period, primarily due to equity market depreciation, lower client activity and lower yield on the company’s investment portfolio.

Management and financial advice fees declined 35 percent, or $323 million, to $607 million, primarily due to equity market depreciation of 39 percent year over year.

Distribution fees declined 20 percent, or $81 million, to $334 million, primarily driven by lower client activity, as well as lower asset levels. Clients’ preference for cash and deposit products in the quarter resulted in slowing sales and flows for other products, which generate distribution fees.

The net investment loss of $28 million in the fourth quarter of 2008 compares to $475 million in net investment income in the prior-year period. The decline was driven by $420 million in net realized investment losses, primarily from other than temporary impairments. Excluding investment losses and gains, net investment income declined 14 percent to $392 million, compared to the prior-year quarter, primarily due to the lower interest rate environment on fixed accounts and the company’s decision to increase its liquidity pool. The fourth quarter of 2007 included $18 million of net investment gains.

Premiums increased 4 percent, or $11 million, to $282 million, primarily due to growth in Auto & Home premiums.

Other revenues declined 11 percent, or $26 million, to $202 million, which included $36 million in proceeds from the sale of certain operating assets in the fourth quarter of 2008. The prior-year period included $68 million in revenues from unwinding a variable interest entity and $25 million in additional proceeds from the sale of the company’s defined contribution recordkeeping business. Excluding these items, the increase was primarily due to recognizing a gain on the retirement of certain junior subordinated notes.

Banking and deposit interest expense decreased 20 percent, or $12 million, to $47 million, primarily due to lower crediting rates on certificates, partially offset by higher certificate balances.

Expenses

Consolidated expenses increased 4 percent, or $69 million, to $2.0 billion. Core expenses declined 17 percent, or $322 million, reflecting lower business volumes and continued strong expense controls. Core expenses also included $61 million in operating expenses from acquisitions that closed in the fourth quarter of 2008.

Distribution expenses declined 21 percent, or $110 million, to $417 million, primarily due to decreases in advisor compensation reflecting lower year-over-year cash sales and compensation based on asset levels, which were impacted by market declines.

Interest credited to fixed accounts remained relatively flat at $203 million, reflecting lower average balances offset by slightly higher crediting rates.

Benefits, claims, losses and settlement expenses increased 20 percent, or $55 million, to $331 million. Core benefits, claims, losses and settlement expenses increased 11 percent to $306 million, primarily due to reserve increases in 2008 for weather-related losses in Auto and Home as well as decreases in fourth quarter 2007 related to errors and omissions reserve release and the impact of the application of SOP 03-1 on variable annuity living benefit reserves. The $25 million in market driven impacts excluded from core include increases in DSIC amortization and variable annuity guaranteed minimum death and income benefits, partially offset by an $82 million expense decrease from variable annuity living benefits, net of hedging. The mark-to-market of the variable annuity guaranteed living benefit riders is comprised of a $1.6 billion increase in hedge assets offset by a $1.5 billion increase in reserves.

Amortization of DAC more than doubled to $395 million from $164 million. When excluding $315 million of amortization expense related to market conditions and assumptions, core amortization of

DAC declined 51 percent to $80 million. This decline is primarily due to lower variable annuity fee revenue in the fourth quarter of 2008 and unfavorable impacts from market conditions, as well as the application of SOP 03-1 to variable annuity living benefit riders in the prior-year quarter.

General and administrative expense declined 12 percent, or $81 million, to $617 million. Excluding $79 million in restructuring and integration charges, general and administrative expense declined 23 percent, or $160 million, to $538 million. The decline reflected cost controls and lower compensation-related expenses primarily from lower Threadneedle hedge fund performance fees, partially offset by higher expenses from recent acquisitions.

Taxes

The effective tax rate on net income (loss) was 42.4 percent for the quarter, up from 24.4 percent in the prior-year period. The increase in the effective tax rate is primarily impacted by generating a pretax loss in the current quarter compared to pretax income in the prior-year period.

Ameriprise Financial, Inc.

Segment Results

	Quarter Ended December 31,				2008
	2008		2007		Core
(in millions, unaudited)	GAAP Earnings	Core Operating Earnings(1)	GAAP Earnings	Core Operating Earnings(1)	vs. 2007 Core B/(W)*

Pretax income (loss)
Certificates and Banking	$(192)	$2	$(8)	$(8)	NM
Wealth Management and Distribution	5	17	42	42	(60)%
Advice & Wealth Management	(187)	19	34	34	(44)
Asset Management	2	6	108	108	(94)
Annuities	(372)	88	128	113	(22)
Protection	33	126	154	151	(17)
Corporate & Other	(117)	(41)	(86)	(58)	29
Pretax income (loss)	(641)	198	338	348	(43)
Income tax provision (benefit)	(272)	22	83	86	74

Net income (loss)	$(369)	$176	$255	$262	(33)%

*	B/(W) means the percent 2008 core operating earnings are either better than or worse than 2007 core operating earnings.
NM	Not Meaningful.
(1)	See page 15 for reconciliation of non-GAAP numbers.

Fourth Quarter 2008 Segment Financial Highlights

Segment results reflect the impact of the extraordinary dislocation in financial markets in the fourth quarter of 2008 and management’s efforts to control expenses while investing for long-term growth. Segment results do not include income taxes.

Advice & Wealth Management reported a pretax loss of $187 million for the quarter, primarily driven by $194 million in net realized losses in the certificates and banking investment portfolios. Excluding impacts from the accelerated market dislocation in the quarter, pretax segment core operating earnings were $19 million, a 44 percent decline from $34 million in the prior-year period, primarily due to market-driven asset declines and reduced client activity. Expenses remained well controlled, reflecting lower compensation related expenses and management’s initiatives to reduce expenses. The company completed its acquisitions of H&R Block Financial Advisors and Brecek & Young during the quarter, which is reflected in the 15 percent year-over-year increase in employee advisors and 19 percent year-over-year increase in advisors at Securities America.

Asset Management reported pretax income of $2 million for the quarter compared to pretax income of $108 million in the prior-year period. The decline was driven by market depreciation on assets, negative foreign currency translation and net outflows. RiverSource net outflows in the quarter were primarily due to reduced mutual fund sales in the Ameriprise channel as client activity slowed. RiverSource redemption rates continued to remain stable. Threadneedle experienced slowing sales as well as planned redemptions of lower-margin institutional assets, primarily from Zurich, partially offset by net inflows in alternative investments. Threadneedle investment performance remained strong. Segment expenses remained well controlled. The company completed its acquisition of J. & W. Seligman & Co. during the fourth quarter, which contributed $13 billion to managed assets and enhanced its technology, growth, value and alternative investment capabilities and expanded distribution. In addition, fourth quarter 2008 segment results included a gain from the sale of certain operating assets as part of the company’s reengineering efforts.

Annuities reported a pretax loss of $372 million for the quarter, driven by $169 million in net realized losses, primarily from other than temporary impairments, $203 million in increased amortization of DAC and a net $88 million increase in expenses for variable annuity guarantees. Excluding these market-driven losses, segment core operating earnings were $88 million, a 22 percent decline from $113 million in core operating earnings in the prior-year period due to lower spreads on fixed balances and lower margins on the variable balances due to market declines. Clients’ decreased risk tolerances and preference to hold cash reduced variable annuity sales and drove net inflows in fixed annuities.

Protection reported pretax income of $33 million compared to $154 million in the prior-year period. Excluding net realized losses of $44 million and $49 million in increased amortization of DAC, segment core operating earnings were $126 million, a 17 percent decline from $151 million in core operating earnings in the prior-year period. The decline was primarily driven by $19 million of revenue in 2007 from unwinding a variable interest entity and reserve increases in 2008 for weather-related losses in Auto and Home.

Corporate & Other reported a pretax loss of $117 million including $62 million in restructuring and other charges and $14 million in net realized losses. Excluding these actions, segment core operating loss was $41 million, a 29 percent improvement from a $58 million core operating loss in the prior-year period, primarily due to a gain from repurchasing certain of the company’s junior subordinated notes as well as expense controls.

Contacts

Investor Relations:	Media Relations:
Laura Gagnon	Paul Johnson
Ameriprise Financial	Ameriprise Financial
612.671.2080	612.671.0625
laura.c.gagnon@ampf.com	paul.w.johnson@ampf.com

Benjamin Pratt
Ameriprise Financial
612.678.5881
benjamin.j.pratt@ampf.com

Ameriprise Financial, Inc. is a diversified financial services company serving the comprehensive financial planning needs of the mass affluent and affluent. For more information, visit ameriprise.com.

RiverSource mutual funds are distributed by RiverSource Distributors, Inc. and Ameriprise Financial Services, Inc. Members FINRA and managed by RiverSource Investments, LLC. For complete mutual fund ranking data and other important disclosures please refer to Exhibit A “RiverSource Mutual Fund Performance and Lipper Ranking” in the Fourth Quarter 2008 Statistical Supplement available at ir.ameriprise.com.

The Threadneedle group of companies constitutes the Ameriprise Financial international investment platform. The group consists of wholly owned subsidiaries of Ameriprise Financial, Inc. and provides services independent from Ameriprise Financial Services, Inc., including Ameriprise Financial Services’ broker-dealer business.

Ameriprise Certificates are issued by Ameriprise Certificate Company and distributed by Ameriprise Financial Services, Inc. Member FINRA.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. The company has made various forward-looking statements in this report. Examples of such forward-looking statements include:

•	the statement of belief in this news release that the company expects continued market dislocation in 2009;
•	the statements regarding changes in assumptions as to (i) discount rate, expected loss and severity rates used in valuation of RMBS, (ii) expected default rates for corporate credits and bank loans, (iii) future variable annuity and variable universal life profit expectations as pertain to DAC and DSIC charges, including, lower equity market return and credit spread assumptions;
•	the statement in this news release that the company’s primary insurance subsidiary, RiverSource Life Insurance Company, ended 2008 with an estimated risk-based capital ratio in excess of 450 percent;
•

the statement in this news release that the company intends to hold its impaired securities until maturity and the statement of belief in this news release that the company will likely recover a significant percentage of the impairments;

•	the statement of belief in this news release that the company will generate over $80 million of expense savings in 2009 with annual run-rate savings of over $130 million by the end of 2009;
•

statements of the company’s plans, intentions, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, financial advisor retention and enrollments, general and administrative costs, consolidated tax rate; and excess capital position;

•	other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and
•	statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•	changes in the valuations, liquidity and volatility in the interest rate, credit default, equity market, and foreign exchange environments;
•

changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation;

•	investment management performance and consumer acceptance of the company’s products;
•	effects of competition in the financial services industry and changes in product distribution mix and distribution channels;
•

the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors or customers in response to any change or prospect of change in any such opinion;

•

risks of default by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of such third parties published by rating agencies or other analysts, and the reactions of other market participants in response to any such evaluation or prospect of changes in evaluation;

•

experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market volatility underlying our hedges on guaranteed benefit annuity riders;

•	the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•	the company’s ability to realize the financial, operating and business fundamental benefits or to obtain regulatory approvals regarding integration we plan for the acquisitions we have completed;
•	the ability to realize savings and other benefits from reengineering and tax planning;
•

changes in the capital markets and competitive environments induced or resulting from the partial or total ownership or other support by central governments of certain financial services firms or financial assets; and

•

general economic and political factors, including consumer confidence in the economy, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein, including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly-held firms, and regulatory rulings and pronouncements.

Management cautions you that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion included as Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for year-end 2007, the “Risk Factors” discussion included as Part 2, Item 1A of and elsewhere in our Form 10-Q for the quarter ended September 30, 2008 and the “Forward-Looking Statements” discussion in our Form 8-K dated January 20, 2009, and at ir.ameriprise.com/phoenix.zhtml?c=191716&p=irol-forwardLookingStatement.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Annual Report on Form 10-K  for the fiscal year ended December 31, 2008. For information about Ameriprise Financial entities, please refer to the Fourth Quarter 2008 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

TABLES

Ameriprise Financial, Inc.

Reconciliation Table: GAAP Income Statement to Core Operating Earnings

	Quarter Ended December 31, 2008				Quarter Ended December 31, 2007
(in millions, unaudited)	GAAP Earnings	Market Dislocation		Core Operating Earnings	GAAP Earnings	Adjustments		Core Operating Earnings

Revenues	$607	$—		$607	$930	$—		$930
Management and financial advice fees
Distribution fees	334	—		334	415	—		415
Net investment income	(28)	420	(1)	392	475	(18	)(5)	457
Premiums	282	—		282	271	—		271
Other revenues	202	—		202	228	—		228
Total revenues	1,397	420		1,817	2,319	(18)		2,301
Banking and deposit interest expense	47	—		47	59	—		59
Total net revenues	1,350	420		1,770	2,260	(18)		2,242

Expenses	417	—		417	527	—		527
Distribution expenses
Interest credited to fixed accounts	203	—		203	202	—		202
Benefits, claims, losses and settlement expenses	331	(25	)(2)	306	276	—		276
Amortization of deferred acquisition costs	395	(315	)(3)	80	164	—		164
Interest and debt expense	28	—		28	27	—		27
Separation costs	—	—		—	28	(28)		—
General and administrative expense	617	(79	)(4)	538	698	—		698
Total expenses	1,991	(419)		1,572	1,922	(28)		1,894
Pretax income (loss)	(641)	839		198	338	10		348
Income tax provision (benefit)	(272)	294	(6)	22	83	3	(6)	86

Net income (loss)	$(369)	$545		$176	$255	$7		$262

(1)	Includes net realized gains and losses on Available-for-Sale securities, an increase in reserves on bank loans and the fair value adjustment on low income housing investments.
(2)

Includes an increase in variable annuity guaranteed minimum death and income benefits due to lower equity market valuations, an increase in DSIC amortization related to the market and the impact of variable annuity living benefit riders, net of hedges.

(3)	Includes an increase in DAC amortization related to the market and the DAC effect of the variable living benefit riders, net of hedges.
(4)	Includes integration and restructuring charges.
(5)	Includes realized net investment gains.
(6)	Reflects tax at the statutory rate of 35%.

Ameriprise Financial, Inc.

Reconciliation Table: GAAP Pretax Segment Income (Loss) to Core Operating Earnings

	Quarter Ended December 31, 2008
(in millions, unaudited)	GAAP Earnings	Market Dislocation	Core Operating Earnings

Pretax income (loss)
Certificates and Banking	$(192)	$194	$2
Wealth Management and Distribution	5	12	17
Advice & Wealth Management	(187)	206	19
Asset Management	2	4	6
Annuities	(372)	460	88
Protection	33	93	126
Corporate & Other	(117)	76	(41)
Pretax income (loss)	(641)	839	198
Income tax provision (benefit)	(272)	294	22

Net income (loss)	$(369)	$545	$176

Ameriprise Financial, Inc.

Reconciliation Table: GAAP Pretax Segment Income (Loss) to Core Operating Earnings

	Quarter Ended December 31, 2007
(in millions, unaudited)	GAAP Earnings	Adjustments	Core Operating Earnings

Pretax income (loss)
Certificates and Banking	$(8)	$—	$(8)
Wealth Management and Distribution	42	—	42
Advice & Wealth Management	34	—	34
Asset Management	108	—	108
Annuities	128	(15)	113
Protection	154	(3)	151
Corporate & Other	(86)	28	(58)
Pretax income	338	10	348
Income tax provision	83	3	86

Net income	$255	$7	$262

The following full-year tables are presented to identify the impact of the market dislocation that occurred in 2008. Management believes the exclusion of after-tax impacts due to the extraordinary dislocation in financial markets in the third and fourth quarter of 2008 and exclusion of after-tax separation costs and after-tax realized investment gains in 2007 best reflect the underlying performance of the business. The amounts denoted as 2008 market dislocation impacts include amounts that were not excluded from core earnings in prior quarters.

Ameriprise Financial, Inc.
Full Year Summary

			%	Per Diluted Share			%
(in millions, unaudited)	2008	2007	Change	2008		2007	Change

Net income (loss)	$(38)	$814	NM	$(0.17	)(2)	$3.39	NM
Add: After-tax impacts:(1)
Investment (gains)/losses	515	(29)	NM	2.29		(0.12)	NM
RiverSource 2a-7 money market funds support costs	57	—	NM	0.25		—	NM
Expenses related to unaffiliated money market funds	31	—	NM	0.14		—	NM
Restructuring and integration charges	51	—	NM	0.23		—	NM
Other market dislocation impacts:
DAC and DSIC charges	218	—	NM	0.97		—	NM
Variable annuities	52	—	NM	0.23		—	NM
Separation costs	—	154	NM	—		0.64	NM
Core operating earnings, after-tax	$886	$939	(6)%	$3.94		$3.91	1%

Weighted average common shares outstanding:

Basic	222.3	236.2

Diluted	224.9	239.9

NM	Not Meaningful.
(1)	For this non-GAAP presentation, after-tax is calculated using the statutory tax rate of 35%.
(2)	Diluted shares used in this calculation represent basic shares due to the net loss. Using actual diluted shares would result in anti-dilution.

Ameriprise Financial, Inc.

Consolidated Income Statements

	Year Ended December 31,				2008
	2008		2007		Core
(in millions, unaudited)	GAAP Earnings	Core Operating Earnings(1)	GAAP Earnings	Core Operating Earnings(1)	vs. 2007 Core B/(W)*
Revenues
Management and financial advice fees	$2,899	$2,899	$3,238	$3,238	(10)%
Distribution fees	1,565	1,577	1,762	1,762	(10)
Net investment income	828	1,632	2,018	1,974	(17)
Premiums	1,091	1,091	1,063	1,063	3
Other revenues	766	766	724	724	6
Total revenues	7,149	7,965	8,805	8,761	(9)
Banking and deposit interest expense	179	179	249	249	28
Total net revenues	6,970	7,786	8,556	8,512	(9)

Expenses
Distribution expenses	1,948	1,948	2,057	2,057	5
Interest credited to fixed accounts	790	790	847	847	7
Benefits, claims, losses and settlement expenses	1,125	1,116	1,179	1,179	5
Amortization of deferred acquisition costs	933	529	551	551	4
Interest and debt expense	109	109	112	112	3
Separation costs	—	—	236	—	—
General and administrative expense	2,436	2,244	2,558	2,558	12
Total expenses	7,341	6,736	7,540	7,304	8
Pretax income (loss)	(371)	1,050	1,016	1,208	(13)
Income tax provision (benefit)	(333)	164	202	269	39

Net income (loss)	$(38)	$886	$814	$939	(6)%

*                 B/(W) means the percent 2008 core operating earnings are either better than or worse than 2007 core operating earnings.

(1)             See following page for reconciliation of non-GAAP numbers.

Ameriprise Financial, Inc.

Reconciliation Table: GAAP Income Statement to Core Operating Earnings

	Year Ended December 31, 2008				Year Ended December 31, 2007
(in millions, unaudited)	GAAP Earnings	Market Dislocation		Core Operating Earnings	GAAP Earnings	Adjustments		Core Operating Earnings
Revenues
Management and financial advice fees	$2,899	$—		$2,899	$3,238	$—		$3,238
Distribution fees	1,565	12	(1)	1,577	1,762	—		1,762
Net investment income	828	804	(2)	1,632	2,018	(44	)(6)	1,974
Premiums	1,091	—		1,091	1,063	—		1,063
Other revenues	766	—		766	724	—		724
Total revenues	7,149	816		7,965	8,805	(44)		8,761
Banking and deposit interest expense	179	—		179	249	—		249
Total net revenues	6,970	816		7,786	8,556	(44)		8,512

Expenses
Distribution expenses	1,948	—		1,948	2,057	—		2,057
Interest credited to fixed accounts	790	—		790	847	—		847
Benefits, claims, losses and settlement expenses	1,125	(9	)(3)	1,116	1,179	—		1,179
Amortization of deferred acquisition costs	933	(404	)(4)	529	551	—		551
Interest and debt expense	109	—		109	112	—		112
Separation costs	—	—		—	236	(236)		—
General and administrative expense	2,436	(192	)(5)	2,244	2,558	—		2,558
Total expenses	7,341	(605)		6,736	7,540	(236)		7,304
Pretax income (loss)	(371)	1,421		1,050	1,016	192		1,208
Income tax provision (benefit)	(333)	497	(7)	164	202	67	(7)	269

Net income (loss)	$(38)	$924		$886	$814	$125		$939

(1)             Includes write-off of distribution revenue receivable from unaffiliated money market funds.

(2)             Includes net realized gains and losses on Available-for-Sale securities, an increase in reserves on bank loans, the fair value adjustment on low income housing investments and realized losses related to other securities.

(3)             Includes an increase in variable annuity guaranteed minimum death and income benefits due to lower equity market valuations, an increase in DSIC amortization related to the market and the impact of variable annuity living benefit riders, net of hedges .

(4)             Includes an increase in DAC amortization related to the market and the DAC effect of variable annuity living benefit riders, net of hedges.

(5)             Includes integration and restructuring charges and support costs related to RiverSource 2a-7 money market funds and unaffiliated money market funds.

(6)             Includes realized net investment gains.

(7)             Reflects tax at the statutory rate of 35%.

Ameriprise Financial, Inc.

Reconciliation Table: Debt to Total Capital

December 31, 2008

(in millions, unaudited)	GAAP Measure	Non-recourse Debt	Debt Less Non-recourse Debt	Impact of 75% Equity Credit(1)	Debt Less Non-recourse with Equity Credit(1)

Debt	$2,027	$70	$1,957	$343	$1,614

Capital	$8,218	$70	$8,148		$8,148

Debt to Capital	24.7%		24.0%		19.8%

(1)             The company’s junior subordinated notes receive an equity credit of at least 75% by the majority of the rating agencies.

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